Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (Registrations No. 333-81691 and No. 33-48578) pertaining to the First Data Corporation Incentive Savings Plan of our report dated June 21, 2005, with respect to the financial statements and supplemental schedules of the First Data Corporation Incentive Savings Plan as of December 31, 2004 and 2003 and for the year ended December 31, 2004, included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 21, 2005